Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 08/11/2024 10:05 AM
Original ID: 2021-000991660
Amendment ID: 2024-005234668

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

Frontieras North America

2. Article number(s) V is amended as follows:
See checklist below for article number information.

V. Please add the following shares:

Class A Shares authorized to 500,000,000 (Five Hundred Million)

Add: Class B shares and authorize 250,000,000 (Two Hundred Fifty Million)

Add: Class C shares and authorize 250,000,000 (Two Hundred Fifty Million)

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 07/18/2024
(Date – mm/dd/yyyy)

RECEIVED JUL 25 2024 WYOMING SECRETARY OF STATE

P-Amendment – Revised June 2021

5. Approval of the amendment: *(Please check only one appropriate field to indicate the party approving the amendment.)*

- [x] **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

- [ ] **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

- [ ] **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 07/24/2024

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: DeAnna Montemayor, on behalf of Capital Administrations, LLC

Contact Person: DeAnna Montemayor

Title: Authorized Agent for Frontieras North America

Daytime Phone Number: 307-632-3333

Email: tax@wyomingcompany.com

(An email address is required. Email(s) provided will receive important reminders, notices and filing evidence.)

Checklist

- [ ] ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] **Processing time is up to 15 business days** following the date of receipt in our office.
- [ ] *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- [ ] Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- [ ] Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

P-Amendment – Revised June 2021

Amendment to Articles of Incorporation

Article 5 of the Articles of Incorporation of Frontieras North America is deleted in its entirety and replaced with the following:

V. The number, par value, and class of shares the profit corporation will have the authority to issue are as follows:

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000,000,000 shares, consisting of:

2. 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"); and

3. 250,000,000 shares of Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock").

4. 250,000,000 shares of Class C non-voting Common Stock, par value $0.0001 per share (the "Class C Common Stock" and together with the Class A Common Stock and Class B Common Stock, the "Common Stock")

The Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 2. Common Stock Rights and Preferences.

(a) Voting Rights. Except as otherwise required by the Wyoming Business Corporations Act or as provided by or pursuant to the provisions of these Articles of Incorporation:

(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.

(ii) Each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder.

(iii) Each holder of Class C Common Stock shall have no voting rights.

(iv) Except as otherwise required in these Articles of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which shareholders are generally entitled to vote.

(v) The holders of shares of Common Stock shall not have cumulative voting rights.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class C Common Stock with respect to the payment of dividends in cash, stock or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock and Class C Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

(c) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law, the holders of all outstanding shares of Class A Common Stock and Class C Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such shareholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Automatic Transfer. No share of Class B Common Stock may be sold, exchanged, or otherwise transferred. In the event that any outstanding shares of Class B Common Stock are sold, exchanged, or otherwise transferred, such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be deemed to be transferred to the Corporation and thereupon shall be retired.